                                                                       Exhibit 5
                              Wuersch & Gering LLP
                         11 Hanover Square - 21st Floor
                               New York, NY 10005

April 28, 2000

Virtual Communities, Inc.
589 8th Avenue - 7th Floor
New York, NY 10018

Re:  Virtual Communities, Inc. Registration Statement on Form S-8
     ------------------------------------------------------------

Ladies and Gentlemen:

You have requested our opinion in connection with the issuance by Virtual Communities, Inc., a Delaware corporation (the "Registrant"), of shares of the Company's Common Stock, $0.01 par value per share (the "Shares"), in connection with the registration by the Registrant of up to 4,589,750 shares (the "Shares") of the common stock, par value $.01 per share ("Common Stock"), of the Registrant, issuable to eligible employees, officers, directors, advisors and consultants of the Registrant pursuant to the terms of the Virtual Communities, Inc. 1997 Stock Option Plan (the "VCI 1997 Plan"), the Virtual Communities, Inc. 1998 Stock Option Plan (the "VCI 1998 Plan"), the Virtual Communities, Inc. 1999 Stock Option Plan (the "VCI 1999 Plan" )and the 1999 Stock Incentive Plan of Virtual Communities, Inc. (the "1999 Post-Merger Plan" and collectively with the VCI 1997 Plan, the VCI 1998 Plan, and the VCI 1999 Plan, the "VCI Stock Option Plans").

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us.

With respect to matters of fact, we have relied upon certificates or representations of the Company by its officers as to matters of fact on which this Opinion is based and, except to the extent expressly set forth herein, we have not undertaken any independent investigation to confirm such statements, records or certifications. No inference should be drawn from our representation of the Company that we have investigated or taken measures to confirm the accuracy of such statements, records and certifications made by the Company or its officers thereof, and relied upon by us in rendering this Opinion and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon; however, in the course of our representation of the Company, nothing has come to our attention which indicates that we are not justified in relying on such statements, certifications, representations and warranties.

We have assumed the authenticity of all documents examined by us, the conformity to all original documents of all documents submitted to us as copies, the legal capacity of all natural persons, the genuineness of all signatures, and the accuracy and completeness of all documents and records made available to us by the Company. In making our examination of documents and instruments executed by any persons or entities other than the Company, we have assumed, without investigation, the power of any such person or other entity to enter into and perform all of its obligations under such documents and instruments, the due execution and delivery by each such person or other entity of such documents and instruments and the enforceability of such documents and instruments against such other parties.

On the basis of and in reliance upon the foregoing examination and assumptions, and subject to the comments and qualifications set forth herein, we are of the opinion that, assuming the Registration Statement shall have become effective pursuant to the provisions of the Securities Act, the Shares being offered under the VCI Stock Option Plans (each, a "Plan"), when issued in accordance with the Registration Statement and the provisions of the applicable Plan, and upon receipt by the Registrant of the consideration as contemplated by such Plan, will be validly issued, fully paid and nonassessable.

We are members of the bar of the State of New York. Our Opinion set forth in this letter is limited to matters governed by the Delaware General Corporation law and to the laws of the State of New York in force on the date of this letter, except that our Opinion also extends to the federal securities laws of the United States. We express no opinion with regard to any matter which may be (or which purports to be) governed by the laws of any other state or jurisdiction.

The Opinion set forth above is subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws from time to time in effect affecting stockholders' and creditors' rights generally, and (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness and limits on the availability of equitable remedies), whether such principles are considered in a proceeding at law or in equity, subject to the other qualifications contained in this letter.

This opinion is addressed solely to the Company, and no one else has the right to rely upon it, nor may anyone release it, quote from it, or employ it in any transaction other than those discussed herein without the written consent of the undersigned; however, we consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

Very truly yours,



/s/ WUERSCH & GERING LLP

cc:  Virtual Communities, Inc.